As filed with the Securities and Exchange Commission on July 19, 2010

Registration No. 333-114221

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEALTHTRONICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Georgia	58-2210668
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

100 Endo Boulevard

Chadds Ford, Pennsylvania 19317

(610) 558-9800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Caroline B. Manogue

Executive Vice President, Chief Legal Officer and Secretary

Endo Pharmaceuticals Holdings Inc.

100 Endo Boulevard

Chadds Ford, Pennsylvania 19317

Copy to:

Eileen T. Nugent, Esq.

Brandon Van Dyke, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment removes from registration all securities that remain unsold hereunder as of the date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☐

RECENT EVENTS: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement of HealthTronics, Inc., a Georgia corporation (“HealthTronics”) on Form S-3 (File No. 333-114221) filed with the Securities and Exchange Commission on April 6, 2004 (the “Registration Statement”), which registered 800,000 shares of HealthTronics’ common stock, without par value.

HealthTronics, Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Parent”), and HT Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger dated as of May 5, 2010 (the “Merger Agreement”), pursuant to which, among other things, Purchaser would merge with and into HealthTronics (the “Merger”), HealthTronics would become a wholly-owned subsidiary of Parent, and all outstanding shares of HealthTronics common stock would be converted into the right to receive $4.85 in cash. The Merger became effective on July 12, 2010 (the “Effective Time”) following the filing of a Certificate of Merger with the Secretary of State of the State of Georgia.

As a result of the Merger, HealthTronics has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, HealthTronics hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by HealthTronics in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of HealthTronics registered but unsold under the Registration Statement as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on July 16, 2010.

HEALTHTRONICS, INC.
By:	/S/ JAMES S. B. WHITTENBURG
JAMES S. B. WHITTENBURG
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES S. B. WHITTENBURG James S. B. Whittenburg	President and Chief Executive Officer (Principal Executive Officer)	July16,2010

/S/ RICHARD A. RUSK Richard A. Rusk	Chief Financial Officer and Vice President (Principal Financial and Accounting Officer)	July 16, 2010

/S/ DAVID P. HOLVECK David P. Holveck	Director	July 16, 2010

/S/ ALAN G. LEVIN Alan G. Levin	Director	July 16, 2010

/S/ IVAN GERGEL, M.D. Ivan Gergel, M.D.	Director	July 16, 2010

/S/ CAROLINE B. MANOGUE Caroline B. Manogue	Director	July 16, 2010